AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Entities, Individually and not Jointly

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 11th day of December 2008, between Nomura Partners Funds, Inc. and each of its series, individually and not jointly, as listed on the Schedule A, (collectively, the “Fund” and Boston Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 1.2(f) (Anti-Money Laundering (“AML”) Delegation), Section 3.1 (Fee Schedule), Section 16.1_ (Amendment) and Section 17.1 (Additional Portfolios) of the Transfer Agency and Service Agreement dated September 28, 2007 (the “Agreement”), between the Fund and the Transfer Agent, the parties desire to amend the Agreement as set forth herein. The effective date of this Amendment will be the date when one or more of the additional series listed on Schedule A commence operations, have been seeded and their registration with the Securities and Exchange Commission is declared effective or on such other mutually agreed upon date.

NOW THEREFORE, the parties agree as follows:

1. Name change. The parties hereby amend the Agreement to reflect the name change of The Japan Fund, Inc. to Nomura Partners Funds, Inc. and in each instance in the Agreement where the words “The Japan Fund, Inc.” appear shall now be deemed to be “Nomura Partners Funds, Inc.”;

2. Section 5.4. Section 5.4 is hereby amended by deleting the words “and diversified” from this Section;

3. Section 9. Section 9 is hereby amended by deleting the fourth sentence and replacing it with the following sentence: Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Funds subject this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the greater of (i) the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement for an eighteen (18) calendar month period or (ii) $1 million;

4. Schedule A. The Schedule A dated September 28, 2007 to the Agreement is hereby replaced and superseded by the revised Schedule A dated December 26, 2008 and attached hereto;

5. Schedule 1.2(f) (AML Delegation). Schedule 1.2(f) dated September 28, 2007 to the Agreement is hereby replaced and superseded by the revised Schedule 1.2(f) dated December 11, 2008 and attached hereto;

6. Schedule 3.1 (Fees and Expenses). Schedule 3.1 (Fees and Expenses), dated September 28, 2007 to the Agreement is hereby replaced and superseded by the revised Schedule 3.1 (Fees and Expenses), dated December 11, 2008 and attached hereto; provided however, Schedule 3.1(a) (Estimated Reimbursable Expenses) to the Agreement, is not replaced and continues to be in effect;

7. Each series listed on Schedule A is individually responsible for its fees, expenses and liabilities. The use of the term “Fund” in this Amendment and the Agreement shall not be interpreted to make one series listed on Schedule A responsible for the fees, expenses or liabilities of another series on Schedule A; otherwise, all defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

8. In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NOMURA PARTNERS FUNDS, INC. BY AND ON BEHALF OF EACH OF ITS SERIES LISTED ON SCHEDULE A			BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ William L. Givens		By:	/s/ Richard J. Johnson
	Name:	William L. Givens		Name:	Richard J. Johnson
	Title:	Chief Executive Officer		Title:	Division Vice President

SCHEDULE A

Dated: December 26, 2008

Funds	Type of Entity	Jurisdiction
Nomura Partners Funds, Inc. and its series:	Corporation	Maryland

The Japan Fund (S, A, C, I classes)
Asia Pacific Ex Japan Fund (A, C, I classes)
Greater China Fund (A, C, I classes)
India Fund (A, C, I classes)
Global Emerging Markets Fund (A, C, I classes)
Global Equity Income Fund (A, C, I classes)
Global Alpha Equity Fund (A, C, I classes)
International 130/30 Equity Fund (A, C, I classes)
International Equity Fund (A, C, I classes)

EACH OF THE SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A			BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ William L. Givens		By:	/s/ Richard J. Johnson
	Name:	William L. Givens		Name:	Richard J. Johnson
	Title:	Chief Executive Officer		Title:	Division Vice President
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE 1.2(f)

AML DELEGATION

Dated: December 11, 2008

1.	Delegation.

Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.2	The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.	Delegated Duties

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

Schedule 1.2(f) -

(b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities, freeze any account subject to a positive OFAC match, determine when an initial or periodic OFAC report should be filed as required by regulations, prepare and file applicable OFAC reports on behalf of the Fund, provide the Fund with a copy of the OFAC report within a reasonable time after the filing and notify the Fund if any further communication is received from the U.S. Department of Treasury or others regarding such filing;

(c) Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d) Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 (with a copy to the Fund) and issue the Shareholder notices (with copies to the Fund) as required by the IRS and notify the Fund if any further communication is received from the IRS or others regarding the filing;

(j) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k) Compare account information to any FinCEN request pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame and;

(l)(i) Open shareholder accounts pursuant to USA Patriot Act Sec. 326; (ii) Verify the identity of any person seeking to open an account with the Fund; (iii)

Schedule 1.2(f) -

Maintain records of the information used to verify the person’s identity, as required, and (iv) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Notify the Fund’s AML officer of any prospective foreign account prior to opening and conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will notify the Fund and will either monitor the account on a monthly basis for unusual activity or restrict said account per instruction from the Fund’s AML officer. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(n) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

EACH OF THE SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A			BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ William L. Givens		By:	/s/ Richard J. Johnson
	Name:	William L. Givens		Name:	Richard J. Johnson
	Title:	Chief Executive Officer		Title:	Division Vice President
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Schedule 1.2(f) - 3

SCHEDULE 3.1

FEES AND EXPENSES

Effective: September 30, 2008 through October 1, 2010

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Service Fees
Open Direct Account	$18.00/account
Networked Matrix Level 3 Account	$15.00/account
Closed Account	$3.00/account
CUSIP Fee	$7,500.00/CUSIP	*
Complex Base Fee	$50,000.00

*	Note: The CUSIP fee shall be reduced by 50% until October 1, 2009

Activity Based Fees
Telephone Calls > 2000 minutes/month	$2.00/minute

Annual Fiduciary Fee
IRA Custodial Fee (paid by Shareholder)	$10.00/SSN

New Fund Implementation Fee
New fund set-up	$1,500.00/CUSIP

Omnibus Transparency Full Service Fees
Annual Technology Fee
Accountlets**
0-500,000	$.45/accountlet
500,001-2,000,000	$.45/accountlet (waived)
2,000,001 and greater	$.10/accountlet

**	Note: An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.

Investigation Fee

Accountlets	Base Fee/month
0-50,000	$3,000 (includes 25 investigations±)
50,001-100,000	$4,000 (includes 50 investigations±)
100,001 and greater	$5,000 (includes 100 investigations±)

±	Note: There is a $12.00 fee for each investigation that exceeds the allowance limit.

Reimbursable Expenses	Billed as Incurred

In accordance with Section 3.2 of the Agreement, without the prior approval of the Fund: AML/CIP annual fee; CIP-related database searches; Suspicious activity reporting for networked accounts; Lost shareholder searches; Lost shareholder tracking; Escheatment; DST disaster

Schedule 3.1 - 1

recovery charge; New fund implementation; N.S.C.C. processing, Commission fee application, Data communications equipment, Computer hardware, Freight charges; Forms and production; Household tape processing; Magnetic tapes and their handling charges; Reels or cartridges; Microfiche/COOL; Microfilm; Network products and Federal wire charges; P.O. box rental; Postage, including special mailings (to be paid in advance if so requested by the Transfer Agent); returned checks; federal and state tax reporting; T.I.N. certification (W-8 & W-9); offsite records storage; print/mail services; programming hours; regulatory compliance fee per CUSIP; reporting (on request and scheduled); Short Term Trader; statements; supplies; telecommunications equipment; telephone and fax lines; training, transcripts; vax payroll processing; year-end processing.

In accordance with Section 3.2 of the Agreement, with the oral approval of the Fund: Express mail and delivery services; manual check pulls; outside mailing services; travel.

EACH OF THE SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A			BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ William L. Givens		By:	/s/ Richard J. Johnson
	Name:	William L. Givens		Name:	Richard J. Johnson
	Title:	Chief Executive Officer		Title:	Division Vice President
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Schedule 3.1 - 2